Exhibit 10.10

SECOND AMENDED AND RESTATED CONSULTING AGREEMENT

This Second Amended and Restated Consulting Agreement (this “Agreement”) is made as of July 1, 2015 (the “Effective Date”), by and between G1 Therapeutics, Inc., a Delaware corporation (“Company”), and Norman E. Sharpless, an individual (“Consultant”).

WHEREAS, the Company and the Consultant entered into an Amended and Restated Consulting Agreement dated December 22, 2008 (the “Prior Agreement”);

WHEREAS, the Company and the Consultant desire to enter into this Agreement in order to amend, restate and replace their rights and obligations under the Prior Agreement with the rights and obligations set forth in this Agreement. Section 10.8 of the Prior Agreement provides that any amendment to the Prior Agreement will be effective only if in writing and signed by the parties thereto; and

WHEREAS, the Consultant is also engaged in numerous other positions including University-based research and teaching positions at the University of North Carolina at Chapel Hill and as Director of the Lineberger Comprehensive Cancer Center at the University of North Carolina at Chapel Hill; and

WHEREAS, the Company desires to have Consultant continue to perform services for Company and Consultant desires to continue to perform services for Company, subject to and in accordance with the terms and conditions of this Agreement with the understanding that Consultant has no other obligations to the Company except as expressly set forth herein or in any other agreement entered into between the parties.

NOW, THEREFORE, in consideration of the foregoing, the mutual promises herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows.

1. SERVICES.

1.1 Statements of Work. From time to time, Company and Consultant may execute statements of work, substantially in the form attached hereto as Exhibit A, that describe the specific services to be performed by Consultant, including any work product to be delivered by Consultant (as executed by the parties, a “Statement of Work”). Each Statement of Work will expressly refer to this Agreement, will form a part of this Agreement, and will be subject to the terms and conditions contained herein.

1.2 Performance of Services. Consultant will perform the consulting services specified in each Statement of Work (“Services”) in accordance with the terms and conditions of this Agreement and of each Statement of Work. Consultant and the Company hereby agree that in all instances the Services will relate only to the Exclusive Fields. For purposes of this Agreement, “Exclusive Fields” shall mean the discovery and development of drugs that inhibit cyclin-dependent kinases for therapeutic use in oncology.

1.3 Payment. Company will pay Consultant fees in accordance with the terms set forth in the Statement of Work. Unless otherwise specified in the Statement of Work, Company will not reimburse Consultant for any expenses incurred by Consultant in connection with performing Services.

2 RELATIONSHIP OF PARTIES.

2.1 Independent Contractor. Consultant is an independent contractor and is not an agent or employee of, and has no authority to bind, the Company by contract or otherwise. Consultant will perform the Services under the general direction of Company, but Consultant will determine, in Consultant’s sole discretion, the manner and means by which the Services are

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accomplished, subject to the requirement that Consultant will at all times comply with applicable law. Company has no right or authority to control the manner or means by which the Services are accomplished. The Company acknowledges and agrees that the Consultant shall be permitted to perform research, consulting or other services to third parties as long as they do not relate to the Exclusive Field.

2.2 Employment Taxes and Benefits. Consultant will report as self-employment income all compensation received by Consultant pursuant to this Agreement. Consultant will indemnify Company and hold it harmless from and against all claims, damages, losses, costs and expenses, including reasonable fees and expenses of attorneys and other professionals, relating to any obligation imposed by law on Company to pay any withholding taxes, social security, unemployment or disability insurance, or similar items in connection with compensation received by Consultant pursuant to this Agreement. Consultant will not be entitled to receive any vacation or illness payments or to participate in any plans, arrangements, or distributions by Company pertaining to any bonus, stock option, profit sharing, insurance or similar benefits for Company’s employees.

2.3 Liability Insurance. Consultant will maintain adequate insurance to protect Consultant from the following: (i) claims under workers’ compensation and state disability acts; (ii) claims for damages because of bodily injury, sickness, disease or death that arise out of any negligent act or omission of Consultant; and (iii) claims for damages because of injury to or destruction of tangible or intangible property, including loss of use resulting therefrom, that arise out of any negligent act or omission of Consultant.

3 OWNERSHIP AND INTELLECTUAL PROPERTY RIGHTS.

3.1 Definition of Innovations. Consultant agrees to disclose in writing to Company all inventions, products, designs, drawings, notes, documents, information, documentation, improvements, works of authorship, processes, techniques, know-how, algorithms, technical and business plans, specifications, hardware, circuits, computer languages, computer programs, databases, user interfaces, encoding techniques, and other materials or innovations of any kind that Consultant may make, conceive, develop or reduce to practice, alone or jointly with others, in connection with performing Services in the Exclusive Field or that result from or that are related to such Services in the Exclusive Field, whether or not they are eligible for patent, copyright, mask work, trade secret, trademark or other legal protection (collectively, “Innovations”).

3.2 Ownership of Innovations. Consultant and Company agree that, to the fullest extent legally possible, all Innovations will be works made for hire owned exclusively by Company. Consultant agrees that, regardless of whether the Innovations are legally works made for hire, all Innovations will be the sole and exclusive property of Company. Consultant hereby irrevocably transfers and assigns to Company, and agrees to irrevocably transfer and assign to Company, all right, title and interest in and to the Innovations, including all worldwide patent rights (including patent applications and disclosures), copyright rights, mask work rights, trade secret rights, know-how, and any and all other intellectual property or proprietary rights (collectively, “Intellectual Property Rights”) therein. At Company’s request and expense, during and after the term of this Agreement, Consultant will assist and cooperate with Company in all respects and will execute documents, and, subject to the reasonable availability of Consultant, give testimony and take such further acts reasonably requested by Company to enable Company to acquire, transfer, maintain, perfect and enforce its Intellectual Property Rights and other legal protections for the Innovations. Consultant hereby appoints the officers of Company as Consultant’s attorney-in-fact to execute documents on behalf of Consultant for this limited purpose. The Company and Consultant agree that the obligation of Consultant to assign his rights to an invention to the Company shall not extend or apply to any invention outside the Exclusive Field that Consultant developed on his own time without using the Company’s equipment, supplies, facilities, or Confidential Information (as defined below). The Company acknowledges that the Consultant, in his capacity as a Professor at the University of North Carolina at Chapel Hill engages in academic, non-commercial research that is related to the Exclusive Fields using equipment, supplies, and facilities provided by the University and that such activities are

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expressly permitted by this Agreement. The Company further acknowledges that it shall have no rights hereunder to any discovery, invention, or other intellectual property developed or contributed to by Consultant outside the Exclusive Fields for any third parties (including without limitation any commercial businesses) without the use of Confidential Information or property or resources of the Company.

3.3 Moral Rights. Consultant also hereby irrevocably transfers and assigns to Company, and agrees to irrevocably transfer and assign to Company, and waives and agrees never to assert, any and all Moral Rights (as defined below) that Consultant may have in or with respect to any Innovation, during and after the term of this Agreement. “Moral Rights” mean any rights to claim authorship of any Innovation, to object to or prevent the modification or destruction of any Innovation, to withdraw from circulation or control the publication or distribution of any Innovation, and any similar right, existing under judicial or statutory law of any country in the world, or under any treaty, regardless of whether or not such right is called or generally referred to as a “moral right.”

3.4 Related Rights. To the extent that Consultant owns or controls (presently or in the future) any patent rights, copyright rights, mask work rights, trade secret rights, or any other intellectual property or proprietary rights that block or interfere with the rights assigned to Company under this Agreement and that relate only to the Exclusive Fields, (collectively, “Related Rights”) Consultant hereby grants or will cause to be granted to Company a non-exclusive, royalty-free, irrevocable, perpetual, transferable, worldwide license (with the right to sublicense) to make, have made, use, offer to sell, sell, import, copy, modify, create derivative works based upon, distribute, sublicense, display, perform and transmit any products, software, hardware, methods or materials of any kind that are covered by such Related Rights, to the extent necessary to enable Company to exercise all of the rights assigned to Company under this Agreement.

4. CONFIDENTIAL INFORMATION. For purposes of this Agreement, “Confidential Information” means and will include: (i) any information, materials or knowledge regarding Company and its business, financial condition, products, programming techniques, customers, suppliers, technology or research and development that is disclosed to Consultant or to which Consultant has access in connection with performing Services in the Exclusive Fields; (ii) the Innovations; and (iii) the existence and terms and conditions of this Agreement. Confidential Information will not include, however, any information that is or becomes part of the public domain through no fault of Consultant or that Company regularly gives to third parties without restrictions on use or disclosure. Consultant agrees to hold all Confidential Information in strict confidence, not to use it in any way, commercially or otherwise, except in performing the Services, and not to allow any unauthorized person access to it, either before or after expiration or termination of this Agreement. Consultant further agrees to take all action reasonably necessary to protect the confidentiality of all Confidential Information including, without limitation, implementing and enforcing procedures to minimize the possibility of unauthorized use or disclosure of Confidential Information. Notwithstanding the foregoing, Consultant is permitted to disclose Confidential Information to the extent that such disclosure is required by law, provided that Consultant (x) notifies the Company of the existence and terms of such obligation, (y) gives the Company a reasonable opportunity to seek a protective or similar order to prevent or limit such disclosure, and (z) only discloses that information actually required to be disclosed.

5. WARRANTIES.

5.1 Competitive Activities. During the term of this Agreement and subject to the provisions set forth in Section 5.2 hereof, Consultant will not, directly or indirectly, in any individual or representative capacity, engage or participate in or provide services to any business relating to the Exclusive Fields.

5.2 Pre-existing Obligations. Consultant is employed by the University of North Carolina School of Medicine and the Lineberger Comprehensive Cancer Center at the University of North Carolina, respectively (together, the “Institution”) and is subject to the Institution’s policies,

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including policies concerning consulting, conflicts of interest and obligations with respect to disclosure and ownership of intellectual property. Nothing in this Agreement shall affect Consultant’s obligations to, or research on behalf of, the Institution. This Agreement is intended to be consistent with the laws and rules applicable to Consultant’s position at the Institution, which permit Consultant to engage in the work contemplated under this Agreement for the benefit of the Company, so long as none of the funds, personnel, facilities, materials or other resources (other than standard office equipment) of the Institution are used. Consultant will at all times perform and document the Innovations and work performed under this Agreement without violation of such laws or rules and without the use of any funds, personnel, facilities, materials or other resources (other than standard office equipment) of the Institution, and in such a way that a clear separation will in all respects be maintained between the rights and properties that are rightfully the Institution’s and those that are rightfully to be the Company’s pursuant to this Agreement. Consultant affirms that Consultant has obtained all necessary approvals and permissions from the Institution for Consultant’s entering into and performing under this Agreement. Consultant agrees to use reasonable efforts to avoid or minimize any such conflict and to notify the Company promptly and in advance of any unavoidable conflict.

5.3 Solicitation of Services. Because of the trade secret subject matter of Company’s business, Consultant agrees that, during the term of this Agreement and for a period of one (1) year thereafter, Consultant will not (a) solicit, induce, or encourage any employee or consultant of the Company to terminate his or her employment or engagement with the Company, (b) solicit or induce any customer of the Company with whom Consultant had business contact on behalf of the Company during the twelve (12) months preceding the termination of his engagement with the Company to purchase or accept products or services competitive with those offered by the Company relating to the Exclusive Field from any third party, or (c) otherwise interfere or engage in any conduct that would have the effect of interfering, in any manner, with the business relationship between the Company and any of its customers, suppliers, or investors.

6. INDEMNIFICATION. Consultant will indemnify and hold harmless Company from and against all claims, damages, losses and expenses, including court costs and reasonable attorneys’ fees, arising out of or resulting from, and, at Company’s option, Consultant will defend Company against:

(i) any action by a third party against Company that is based on a claim that any Services, the results of any Services (including any Innovations), or Company’s use thereof, infringe, misappropriate or violate a third party’s Intellectual Property Rights; and

(ii) any action by a third party against Company that is based on any grossly negligent act or omission or willful misconduct of Consultant and that results in: (a) bodily injury, sickness, disease or death; (b) injury or destruction to tangible or intangible property (including computer programs and data) or any loss of use resulting therefrom; or (c) the violation of any statute, ordinance, or regulation.

7. TERM AND TERMINATION.

7.1 Term. This Agreement will commence on the Effective Date and, unless terminated earlier in accordance with the terms of this Agreement, will remain in force and effect for two (2) years.

7.2 Termination for Breach. Either party may terminate this Agreement (including all Statements of Work) if the other party breaches any material term of this Agreement and fails to cure such breach within ten (10) days following written notice thereof from the non-breaching party.

7.3 Termination for Convenience. Company may immediately terminate this Agreement (including all Statements of Work) at any time, for any reason or no reason, by written notice to Consultant.

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7.4 Effect of Termination.

(a) Upon the expiration or any termination of this Agreement for any reason. Consultant will promptly deliver to Company all Innovations, including all work in progress on any Innovations and all versions and portions thereof.

(b) Upon the expiration or any termination of this Agreement (except termination of this Agreement pursuant by Company pursuant to Section 7.2 for breach by Consultant), Company will pay Consultant any amounts that are due and payable under Section 1.2 for Services performed by Consultant prior to the effective date of expiration or termination.

(c) Upon the expiration or termination of this Agreement for any reason, Consultant will promptly notify Company of all Confidential Information in Consultant’s possession or control and will promptly deliver all such Confidential Information to Company, at Consultant’s expense and in accordance with Company’s instructions.

7.5 Survival. The provisions of Sections 2.2, 3, 4, 5.3, 6, 7.4, 7.5, 8, 9 and 10 will survive the expiration or termination of this Agreement.

8. LIMITATION OF LIABILITY. IN NO EVENT WILL CONSULTANT BE LIABLE FOR ANY SPECIAL, INCIDENTAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES OF ANY KIND IN CONNECTION WITH THIS AGREEMENT, EVEN IF COMPANY HAS BEEN INFORMED IN ADVANCE OF THE POSSIBILITY OF SUCH DAMAGES.

9. INSTITUTION STANDARD PROVISIONS. The Institution’s Consulting Agreement Provisions (“Consulting Provisions”) are attached hereto as Exhibit B and are incorporated herein by reference. The parties hereto agree to abide by such Consulting Provisions and further agree that if any provision in this Agreement is inconsistent with the Consulting Provisions, the Consulting Provisions shall govern and prevail.

10. FIDUCIARY LIMITATION. The Company acknowledges that, solely with respect to any activities of the Consultant outside of the Exclusive Fields, including but not limited to corporate opportunities outside of the Exclusive Fields, Consultant shall have no fiduciary duty to the Company arising from his position as a member of the Scientific Advisory Board of the Company and the Clinical Advisory Board of the Company.

11. GENERAL.

11.1 No Election of Remedies. Except as expressly set forth in this Agreement, the exercise by Company of any of its remedies under this Agreement will be without prejudice to its other remedies under this Agreement or available at law or in equity. The election by the Company to terminate this Agreement in accordance with its terms shall not be deemed an election of remedies, and all other remedies provided by this Agreement or available at law or in equity shall survive any termination.

11.2 Assignment. Consultant may not assign or transfer any of Consultant’s rights or delegate any of Consultant’s obligations under this Agreement, in whole or in part, without Company’s express prior written consent. Any attempted assignment, transfer or delegation, without such consent, will be void. Subject to the foregoing, this Agreement will be binding upon and will inure to the benefit of the parties permitted successors and assigns.

11.3 Equitable Remedies. Because the Services are personal and unique and because Consultant will have access to Confidential Information of Company, Company will have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief, without having to post a bond or other consideration, in addition to all other remedies that Company may have for a breach of this Agreement.

11.4 Attorneys’ Fees. If any action is necessary to enforce the terms of this Agreement, the substantially prevailing party will be entitled to reasonable attorneys’ fees, costs and expenses in addition to any other relief to which such prevailing party may be entitled.

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11.5 Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of North Carolina, excluding that body of law pertaining to conflict of laws. Any legal action or proceeding arising under or related to this Agreement will be brought exclusively in the federal or state courts located in Durham County, North Carolina, and the parties hereby irrevocably consent to personal jurisdiction and venue therein.

11.6 Severability. If any provision of this Agreement is held invalid or unenforceable by a court of competent jurisdiction, the remaining provisions of the Agreement will remain in full force and effect, and the provision affected will be construed so as to be enforceable to the maximum extent permissible by law.

11.7 Notices. All notices required or permitted under this Agreement will be in writing and delivered by confirmed facsimile transmission, by courier or overnight delivery service, or by certified mail, and in each instance will be deemed given upon receipt. All notices will be sent to the addresses set forth above or to such other address as may be specified by either party to the other in accordance with this Section.

11.8 Entire Agreement. This Agreement, together with all Statements of Work and the Consulting Provisions, constitute the complete and exclusive understanding and agreement of the parties with respect to the subject matter hereof and supersedes all prior understandings and agreements, whether written or oral, with respect to the subject matter hereof. In the event of a conflict, (i) the terms and conditions of each Statement of Work will take precedence over the terms and conditions of this Agreement and (ii) the terms and conditions of the Consulting Provisions will take precedence over the terms and conditions of this Agreement and the terms and conditions of each Statement of Work. Any waiver, modification or amendment of any provision of this Agreement will be effective only if in writing and signed by the parties hereto. This Agreement will amend and restate the Prior Agreement to read as set forth herein, when it has been duly executed by the Company and Consultant.

11.9 Waiver. The waiver of any breach of any provision of this Agreement will not constitute a waiver of any subsequent breach of the same other provisions hereof.

11.10 Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties have executed this Agreement to be effective as of the Effective Date.

CONSULTANT:	COMPANY:

G1 THERAPEUTICS, INC.

/s/ Norman E. Sharpless	By:	/s/ Mark Velleca

Norman E. Sharpless, M.D.	Name:	Mark Velleca
	Title:	CEO

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EXHIBIT A

Statement of Work

This Statement of Work is issued effective as of July 1, 2015, subject to all of the terms and conditions of the Second Amended and Restated Consulting Agreement dated as of July 1, 2015 by and between the Company and Norman E. Sharpless.

1. Description of Services. Consultant will perform the following Services for the Company:

(a) Serve as chairman of the Company’s Scientific Advisory Board, and attend such in-person, videoconference, and teleconference meetings of such Board as may be scheduled from time to time.

(b) Perform services relating only to the Exclusive Fields as agreed upon from time to time between the Company and Consultant, including but not limited to the following:

•	interacting and negotiating with venture capitalists and other potential investors

•	reviewing contracts, term sheets and other documents

•	reviewing and commenting on the scientific portions of the Company’s business plan, and assisting in the development and revision of such plan

•	reviewing the Company’s research and development plans, clinical development/testing plans, marketing plans, and strategic and/or long-range plans and forecasts

•	interacting and negotiating with potential customers, vendors, partners and service providers

•	developing and documenting proprietary information of the Company

•	preparing grant applications for and contracts with the U.S. government and/or other parties

2. Payment Terms: In consideration for the Services, the Company will pay Consultant a monthly retainer fee in the amount of four thousand five hundred dollars ($4,500.00) per month, prorated for any partial month. The fee will be paid to Consultant within thirty (30) days following the conclusion of a given month. The maximum number of hours per month the Consultant shall be obligated to perform Services for the Company shall be ten (10) hours per month.

3. Reimbursements: The Company will promptly reimburse Consultant for all out-of-pocket expenses necessary for Consultant to perform the Services. Any out-of-pocket expenses in excess of $1,000 must be approved in writing by the Company before such expenditure is made.

CONSULTANT:	COMPANY:

G1 THERAPEUTICS, INC.

/s/ Norman E. Sharpless	By:	/s/ Mark Velleca

Norman E. Sharpless, M.D.	Name:	Mark Velleca
	Title:	CEO

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EXHIBIT B

UNIVERSITY OF NORTH CAROLINA SCHOOL OF MEDICINE AND LINEBERGER COMPREHENSIVE CANCER CENTER CONSULTING AGREEMENT PROVISIONS

1.	Nothing in the Second Amended and Restated Consulting Agreement dated July 1, 2015 by and between Norman E. Sharpless (“Consultant”) and G1 Therapeutics, Inc. (the “Agreement”) shall limit or be construed to limit the right of Consultant to use or publish information which (a) is or becomes available to the public through no breach of the Agreement by Consultant, (b) was known to Consultant before the consulting services were performed, (c) is acquired by Consultant from a third party that has the legal right to disclose the information to the Consultant or (d) Consultant is required to disclose by law, government regulation or court order. In addition, information generated by Consultant pursuant to the Agreement shall be proprietary to the Company only if it relates to the Exclusive Field and if (a) such information is generated as a direct result of the performance of consulting services under the Agreement and (b) is not generated in the course of the Consultant’s activities as a University of North Carolina School of Medicine or a Lineberger Comprehensive Cancer Center at the University of North Carolina employee (together, the “Institution”).

2.	Consulting services shall not involve any use of the funds, personnel, facilities, materials, or other resources of the Institution, provided that Consultant may use the library and the Consultant’s office. Mere use of standard office equipment shall not constitute use of Institution resources.

3.	Neither the name of the Consultant nor that of the Institution, nor any variation thereon, nor adaptation thereof may be used in any advertising, promotional or sales literature, or other publicity without the prior written approval of the party whose name is to be used.

4.	Consultant’s rights, title and interest in inventions, discoveries and developments conceived or reduced to practice in the performance of Company funded consulting services made solely or jointly with Company employees or agents (“Consulting Inventions”) may be assigned to the Company, so long as the provisions in Paragraph 5 below are not applicable.

5.	Not withstanding Paragraph 4 above. Company agrees and understands that Consultant has a pre-existing obligation to assign to his or her employer, Institution, all of Consultant’s rights in intellectual property which arise or are derived from Consultant’s employment at Institution or which utilize the funds, including funding from any outside source awarded to or administered by Institution, personnel, facilities, materials, or other resources of Institution including resources provided in-kind by outside-sources. Company has no rights by reason of the Agreement in any publication, invention, discovery, improvement or other intellectual property, whether or not publishable, patentable or copyrightable that is subject to Consultant’s obligations to Institution. Company also acknowledges and agrees that it will enjoy no priority or advantage as a result of the consultancy created hereunder in gaining access, whether by license or otherwise, to any proprietary information or intellectual property of Institution. Other than the inventions assigned to Company pursuant to Paragraph 4 above, Company shall have no rights or interests in any other inventions, discoveries or developments owned by or assignable to Institution.

6.	Nothing in the Agreement shall be construed to restrict or limit the duties Consultant is performing or may perform in the course of, or incidental to, Consultant’s employment at Institution, including but not limited to research sponsored by a third party commercial entity nor shall anything in the Agreement be construed to restrict or limit Consultants right to serve as an advisor to any hospital, or to any governmental or not-for-profit organization.

7.	Consultant may terminate the Agreement without cause upon thirty (30) days notice.

8.	The Company shall indemnify, defend and hold harmless Consultant, Consultant’s successors,

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heirs and assigns (in each case, solely in respect of Consultant when acting in his role as Consultant pursuant to the terms of the Agreement) and Institution and its trustees, employees and staff and their respective successors, heirs and assigns, (collectively “Indemnitees”) against any liability, damage, loss or expense (including reasonable attorneys’ fees and expenses of litigation) incurred by or imposed upon the Indemnitees or any one of them in connection with any claims, suits, actions, demands or judgments arising from the good faith performance of the consulting services by Consultant. The foregoing shall in no way limit the Consultant’s obligations under Section 6(ii) of the Agreement.

9.	Each party to the Agreement acknowledges (i) that the Consultant is entering into the Agreement, and providing services to the Company, in the Consultants individual capacity and not as an employee or agent of Institution, (ii) Institution is not a party to this Agreement and has no liability or obligation hereunder, and (iii) Institution is intended as a third party beneficiary of this Agreement and certain provisions to this Agreement are for the benefit of Institution and are enforceable by Institution in its own name.

10.	By signing these Consulting Provisions, the parties to the Agreement agree to abide by these Consulting Provisions, and further agree that if any provision in the Agreement is inconsistent with these Consulting Provisions, these Consulting Provisions shall govern and prevail.

11.	The Consulting Provisions shall be and hereby are in force and effect for the entire term of any Agreement between Consultant and G1 Therapeutics, Inc.

[Signature page follows.]

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ACCEPTED AND AGREED:

/s/ Mark Velleca	7/27/15
Authorized Officer of G1 Therapeutics, Inc.	Date

/s/ Norman Sharpless	7/15/15
Consultant	Date

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